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                                                         Exhibit No. EX-99.p.3

                         DFA EMERGING MARKETS FUND INC.
                                 CODE OF ETHICS



         This Code of Ethics of DFA EMERGING MARKETS FUND INC. (the "Fund") was adopted pursuant to the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Act").

13.      DEFINITIONS

         (a) "Access Person" means each officer and director of the Fund and its investment advisor and any employee of these organizations, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship to the Fund who obtains information with respect to the Fund with regard to the purchase or sale of a security.

         (b) "Security" means all securities except securities issued by the Government of the United States, bankers acceptances, certificates of deposit, commercial paper, and shares of registered open-end investment companies.

         (c) A "security held or to be acquired" means a security which, within the most recent 15 days (i) is or has been held by the Fund; or (ii) is being or has been considered by the Fund for purchase by the Fund or its investment adviser for purchase by the Fund.

         (d) "Beneficial Ownership" shall have the meaning ascribed thereto under Section 16 of the Securities Exchange Act of 1934.

14.      PROHIBITIONS

         No Access Person of the Fund:

         (a) In connection with the purchase or sale by such person of a Security held or to be acquired by the Fund:

                  (i) shall employ any device, scheme, or artifice to defraud the Fund;

                  (ii) make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

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                  (iii)    engage in any act, practice, or course of business
                           which operates or would operate as a fraud or deceit upon the Fund; or

                  (iv) engage in any manipulative practice with respect to the Fund.

         (b) Shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale:

                  (i)      is being considered for purchase or sale by the Fund;
                           or

                  (ii)     is then being purchased or sold by the Fund.

15.      EXEMPTED TRANSACTIONS

         The prohibitions of Section 2 of this Code shall not apply to:

         (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

         (b) Purchases or sales of securities which are not eligible for purchase or sale by the Fund.

         (c) Purchases or sales which are non-volitional on the part of either the Access Person or the Fund.

         (d) Purchases which are part of an automatic dividend reinvestment plan.

         (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         (f) Purchases or sales which receive the prior approval of the President or Vice President-Chief Administrative Officer of the Fund because there exists only a remote potential for a conflict of interest with the Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund. The Secretary of the Fund shall record any action taken pursuant to this Subsection 3(f).

16.      PROCEDURAL MATTERS

         (a)      The Secretary of the Fund shall:

                  (i) Furnish a copy of this Code to each Access Person of the Fund.

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                  (ii)     Notify each Access Person of that person's obligation
                           to file reports as provided by Section 5 of this Code.

                  (iii) Report to the Board of Directors the facts contained in any reports filed with the Secretary pursuant to
                           Section 6 of this Code when any such report indicates that an Access Person engaged in a transaction in a security held or to be acquired by the Fund.

                  (iv) Maintain the records required by paragraph (d) of Rule 17j-1 under the Act.

                  (v) Maintain any records furnished to him or her pursuant to Section 2(f) herein.

17.      REPORTING

         (a) Every Access Person shall report to the Fund the information described in Section 5(c) of this Code, with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

         (b) A disinterested director of the Fund need only report a transaction in a security if such director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that during the 15-day period immediately preceding the date of the transaction by the director such security was purchased or sold by the Fund or was being considered for purchase or sale by its investment adviser.

         (c) Every report shall be made not later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                  (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

                  (ii) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition) ;

                  (iii)    The price at which the transaction was effected; and

                  (iv) The name of the broker, dealer, or bank with or through whom the transaction was effected.

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         (d)      Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

18.      VIOLATIONS

         Upon being apprised of facts which indicate that a violation of this Code may have occurred, the Board of Directors of the Fund shall determine whether, in its judgment, the conduct being considered did in fact violate the provisions of this Code. If the Board of Directors determines that a violation of the Code has occurred, the Board may impose such sanctions as it deems appropriate under the circumstances. If the person whose conduct is being considered by the Board is a director of the Fund, he shall not be eligible to participate in the judgment of the Board as to whether a violation exists or in whether, or to what extent, sanctions should be imposed.